Exhibit 99.1

Spirit Airlines Emerges from Financial Restructuring, Better Positioned to Advance its Transformation and Enhanced Guest Experience

Exits Chapter 11 Significantly Deleveraged and With New Financing to Support Return

to Profitability and Drive Toward Long-Term Success

DANIA BEACH, Fla., March 12, 2025 -- Spirit Aviation Holdings, Inc., parent company of Spirit Airlines, LLC, ("Spirit" or the "Company") today announced that Spirit has emerged from its financial restructuring, completing a consensual, deleveraging transaction that equitizes approximately $795 million of funded debt. With significantly less debt and greater financial flexibility, Spirit emerges as a stronger company better positioned for long-term success.

As part of the restructuring, the Company has also received a $350 million equity investment from existing investors to support Spirit’s future initiatives, including investments to provide Guests with enhanced travel experiences and greater value. Spirit’s Plan of Reorganization was confirmed by the United States Bankruptcy Court for the Southern District of New York, with overwhelming support from a supermajority of the Company's loyalty and convertible noteholders.

Spirit will continue to be led by Ted Christie, President and Chief Executive Officer, and its existing executive team.

“We’re pleased to complete our streamlined restructuring and emerge in a stronger financial position to continue our transformation and investments in the Guest experience,” said Mr. Christie. “Throughout this process, we’ve continued to make meaningful progress enhancing our product offerings, while also focusing on returning to profitability and positioning our airline for long-term success. Today, we’re moving forward with our strategy to redefine low-fare travel with our new, high-value travel options.”

Spirit emerges with a reconstituted Board of Directors. In addition to Mr. Christie, the Board will include six directors with significant industry and financial leadership experience: Robert A. Milton, David N. Siegel, Timothy Bernlohr, Eugene I. Davis, Andrea Fischer Newman, and Radha Tilton.

Mr. Christie continued: “I’m incredibly proud of our Team Members for their continued dedication to our Guests and each other throughout this process. Despite the challenges we’ve faced as an organization, we’re emerging as a stronger and more focused airline. On behalf of the executive team, I would also like to thank our outgoing board members for their contributions and invaluable service to our airline."

Upon Spirit’s emergence, the common stock issued by Spirit Airlines, Inc. was cancelled. Newly issued shares now held by Spirit’s new owners are expected to trade in the over-the-counter marketplace. The Company expects to re-list its shares on a stock exchange as soon as reasonably practicable after the Effective Date of Spirit’s Plan of Reorganization.

Additional Information

Additional information about the Company's chapter 11 case, including access to court filings and other documents related to the restructuring process, is available at https://dm.epiq11.com/SpiritGoForward or by calling Spirit's restructuring information line at (888) 863-4889 (U.S. toll free) or +1 (971) 447-0326 (international). Additional information is also available at www.SpiritGoForward.com.

Advisors

Davis Polk & Wardwell LLP is serving as the Company's restructuring counsel, Alvarez & Marsal is serving as restructuring advisor, and Perella Weinberg Partners LP is serving as investment banker.

About Spirit Airlines
Spirit Airlines is a leading low-fare carrier committed to delivering the best value in the sky by offering an enhanced travel experience with flexible, affordable options. Spirit serves destinations throughout the United States, Latin America and the Caribbean with its Fit Fleet®, one of the youngest and most fuel-efficient fleets in the U.S. Spirit is committed to inspiring positive change in the communities it serves through the Spirit Charitable Foundation. Discover elevated travel options with exceptional value at spirit.com.

Investor Inquiries:
Spirit Investor Relations
investorrelations@spirit.com

Media Inquiries:
Spirit Media Relations
Media_Relations@spirit.com

FGS Global
Spirit@fgsglobal.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the "safe harbor" created by those sections. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are "forward-looking statements" for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "potential," and similar expressions intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the impact of the Company's bankruptcy filings and emergence from chapter 11, the Company's ability to refinance, extend or repay its near and intermediate term debt, the Company's substantial level of indebtedness and interest rates, the potential impact of volatile and rising fuel prices and impairments, the restructuring process and other factors discussed in the Company's Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC and other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Furthermore, such forward-looking statements speak only as of the date of this press release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results.